Exhibit 11

EXECUTION COPY

PURCHASER RELEASE

PURCHASER RELEASE (this “Release”), dated as of October 24, 2014, is entered into by and among Fintech Telecom, LLC, a limited liability company duly authorized under the laws of Delaware (the “Purchaser”), Telecom Italia S.p.A., a company duly organized and existing under the laws of Italy with its registered office at Piazza degli Affari, 2, Milan, Italy (“TI”) and Telecom Italia International N.V., a company duly organized and existing under the laws of The Netherlands with its registered office at Atrium 3111, Strawinskylaan 1627, 1077XX Amsterdam (“TII” and together with TI, the “Sellers”).  Capitalized terms used herein and not defined shall have the meanings given to them in the SPA (as defined below).

WHEREAS, the Purchaser and the Sellers are parties to an Amended and Restated Stock Purchase Agreement (the “SPA”) dated as of the date hereof;

WHEREAS, pursuant to the SPA, the Sellers have agreed to sell to Purchaser the 142,903,150 common shares issued by Sofora and held by TI and the 156,094,210 common shares issued by Sofora and held by TII;

WHEREAS, the Purchaser has executed an Amended and Restated Deed of Adherence, as amended further on the date hereof, to that certain Amended and Restated Shareholders’ Agreement, dated as of August 5, 2010 (as amended from time to time, the “Shareholders’ Agreement”), by and among the Sellers and the Los W Parties;

WHEREAS, conditional on the Interim Transfer Date, the Purchaser intends, and intends to cause its Affiliates, to release the Sellers from all liability for, and waive any claims related to or arising from, the Sellers’ management and operation of Sofora and each other TEO Company that might have accrued as of, on or after the Interim Transfer Date, except for all liability under, or claims arising out of, the terms of the SPA or, after the Interim Transfer Date, the Shareholders’ Agreement; and

WHEREAS, Section 7.01(a)(iv) of the SPA contemplates that this Release will be in full force and effect as of the Interim Transfer Date as a condition to the consummation of the Minority Sale and Section 7.02(a)(iv) of the SPA contemplates that this Release will be in full force and effect as of the Closing Date as a condition to the consummation of the Majority Sale.

NOW THEREFORE, in consideration of the agreement set forth herein and for other good and valuable consideration, receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Releases.  Conditional upon and effective as of the Interim Transfer Date,

(a)           the Purchaser, for itself and its affiliates, successors and assigns

(collectively, the “Purchaser Releasing Party”) hereby, irrevocably and unconditionally, releases, acquits, forever discharges and covenants not to, and also to cause its affiliates not to, sue the Sellers, or any of the Sellers’ successors and assigns, past and present employees, directors, officers, members and supervisory committee members, and any of such other party’s affiliates (collectively, the “Seller Releasees” and each individually, a “Seller Releasee”), jointly and severally, from and with respect to any and all actions, causes of action, suits, liabilities, obligations, claims and demands, of whatsoever kind and nature, character and description, whether in law or in equity, whether sounding in tort, contract or law, whether asserted or unasserted, whether known or unknown, of which any Purchaser Releasing Party has or may have a claim, from the beginning of time, now, or in the future against any Seller Releasee arising from any event, transaction, matter, circumstance or fact related to the Sellers’ management and operation of Sofora and each other TEO Company; provided, however, that none of the abovementioned releases shall apply to any liability under, or claim arising out of, the terms of the SPA or any other agreement entered into among the Sellers and the Purchaser (or its Affiliates) in connection therewith on the Original Signing Date, Amendment Date, Interim Transfer Date or Closing Date (the “Transaction Agreements”) or, after the Interim Transfer Date, any liability under or claim arising out of the Shareholders’ Agreement; and

(b)           the Sellers, for themselves and their affiliates, successors and assigns (collectively, the “Seller Releasing Party” and together with the Purchaser Releasing Party, each a “Releasing Party”), hereby, irrevocably and unconditionally, release, acquit, forever discharge and covenant not to, and also to cause their affiliates not to, sue the Purchaser or any of the Purchaser’s successors and assigns, past and present employees, directors, officers, members and supervisory committee members, or any of the Purchaser’s affiliates  (the “Purchaser Releasee” and together with the Seller Releasees, the “Releasees”), from and with respect to any and all actions, causes of action, suits, liabilities, obligations, claims and demands, of whatsoever kind and nature, character and description, whether in law or in equity, whether sounding in tort, contract or law, whether asserted or unasserted, whether known or unknown, of which the Seller Releasing Parties have or may have a claim, from the beginning of time, now, or in the future against the Purchaser Released Parties arising from any event, transaction, matter, circumstance or fact related to the Purchaser’s capacity as a shareholder of Sofora; provided, however, that none of the abovementioned releases shall apply to any liability under, or claim arising out of, the Transaction Agreements or, after the Interim Transfer Date, any liability under or claim arising out of the Shareholders’ Agreement.

The releases contained in this Section 1 shall not extend to any willful misconduct or fraud by any of the Seller Releasees.  For purposes of this Section 1, no Releasee shall include the TEO Companies.  For the avoidance of doubt, each Purchaser Releasing Party intends its release to be general and comprehensive in nature and to release all claims and potential claims against the Seller Releasees to the maximum extent permitted at law with respect to the matters covered thereby.

2.           Governing Law.  This Release, the legal relations between the Parties and any active or pending action, complaint, petition, investigation, suit, litigation or other proceeding, whether civil, administrative or criminal, in law or in equity, or before any arbitrator or public authority, whether contractual or non-contractual, instituted by any Party with respect to matters arising under or growing out of or in connection with or in respect of this Release shall be governed by and construed in accordance with the laws of the State of New York (including without limitation Section 5-1401 of the General Obligations Law of the State of New York) applicable to contracts made and performed in such State and without regard to conflicts of law or private international law rules.

3.           Arbitration.  Any dispute, claim or controversy arising from, relating to, or in connection with this Release, including without limitation any question regarding its existence, validity, termination, or the performance or breach thereof, shall be referred to and finally resolved and settled by arbitration administered by International Chamber of Commerce International Court of Arbitration (the “ICC”), in accordance with ICC Rules of Arbitration in effect at the time of the arbitration, which rules are deemed to be incorporated by reference into this clause except as they may be modified herein or by agreement of the Parties. Each Party hereby irrevocably waives its right to commence any proceedings in any court with respect to any matter subject to arbitration under this Release. The arbitral tribunal shall consist of three arbitrators. Each Party shall nominate one arbitrator, the Party requesting arbitration concurrently with such request and the other Party within fifteen (15) calendar days from receipt of the request for arbitration.  In the event a Party fails to nominate an arbitrator or deliver notification of such nomination to the other Party and to the ICC within this time period, upon request of either Party, such arbitrator shall instead be appointed by the ICC within fifteen (15) calendar days receiving such request in accordance with the Rules of Arbitration.  The two arbitrators appointed in accordance with the above provisions shall nominate the third arbitrator and notify the Parties and the ICC in writing of such nomination within fifteen (15) calendar days of their appointment.  If the first two appointed arbitrators fail to nominate a third arbitrator or notify the Parties and the ICC of that nomination within this time period, then, upon request of either Party, the third arbitrator shall be appointed by the ICC within fifteen (15) calendar days of receiving such request in accordance with the Rules of Arbitration.  The third arbitrator shall serve as Chairman of the arbitral tribunal.  The place of arbitration shall be Paris, France.  The language of the arbitration shall be English.  No arbitrator shall be an employee, officer or director of either Party or of their respective affiliates, nor shall any Arbitrator have any interest that would be affected in any material respect by the outcome of the dispute.  The decision of a majority of the arbitrators shall be final and binding on the Parties and their respective successors and assigns and the Parties waive any form of challenge against it. The arbitral tribunal shall determine the proportions in which the Parties shall pay the fees and expenses of the arbitral tribunal. The arbitral tribunal shall not have the authority to award punitive damages.  The Parties hereby agree that the arbitral tribunal shall have the power to award equitable remedies (including specific performance).  The Parties agree that either party may seek conservatory or similar emergency interim relief in aid of arbitration, including but not limited to a temporary restraining order or preliminary injunction or attachment in aid of the arbitration and may do so in any court of competent jurisdiction located in the State of New York at any time prior to the constitution of the panel and the parties hereby consent to the jurisdiction of any such court.  If such emergency or interim relief is sought after the constitution of the arbitration panel, such relief may be sought only before the arbitral tribunal and, after the constitution of the arbitration panel, each party waives any rights they might possess to have those matters litigated in a court or jury trial.  Each Party’s agreement to this arbitration is voluntary.  For the purposes of this Agreement, the Sellers, on one hand, and the Purchaser, on the other hand, shall each be considered as a single Party, respectively.

4.           WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS TERMINATION AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

5.           Successors and Assigns.  This Release shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and assigns.  The Purchaser shall procure that any party that Purchaser seeks to designate as a Substitute Purchaser pursuant to Section 10.10 of the SPA shall execute a counterpart of this Release confirming such Substitute Purchaser as a Purchaser Releasing Party for all purposes of this Release.

6.           Amendment and Modification.  This Release may be amended, modified and supplemented in any and all respects, but only by a written instrument signed by all of the parties expressly stating that such instrument is intended to amend, modify or supplement this Release.

7.           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given when mailed, delivered personally, telecopied (which is confirmed), sent by electronic mail with receipt requested or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

If to Purchaser, to:

Fintech Telecom, LLC
375 Park Avenue 38th Floor,
New York, New York 10152
Tel: 212 593 3500
Fax: 212 593 3461
Attn: J.R. Rodriguez, Erika Mouynes
Email: jrr@fintechadv.com, em@fintechadv.com

Copy to:

Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, NY 10006
Tel: 212 225 2000
Fax: 212 225 3999
Attn: Rich Cooper
Email: rcoopercgsh.com

and

Errecondo Gonzalez Funes
Tone Fortabat
Bouchard 680 — C1106ABH
Tel: (54 11) 5236 4400
Fax: (54 11) 5236 4401
Attn: Baruki Gonzalez
Email: baruki.gonzalez@egfa.com.ar

    If to Sellers, to:

    Telecom Italia
Antonino Cusimano
General Counsel
Corso d'Italia, 41 – 00198 Roma
Phone +39 06 3688 2720
Via Negri, 1 – 20123 Milano
Phone +39 02 8595 4040

Copy to:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, NY 10017
Attention: Joseph Rinaldi
Email: joseph.rinaldi@davispolk.com
Tel: 212 450 4805

8.           Severability.  Any term or provision of this Release that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree that the court or tribunal making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

9.           Headings.  The titles and headings to sections contained in this Release are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Release.

10.           Entire Agreement; Third Party Beneficiaries.  The Transaction Documents and this Release and the agreements referred to herein and therein constitute the parties’ entire agreement with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.  Other than as explicitly set forth herein, this Release is not intended to confer any rights or remedies upon any Person other than the parties hereto.

11.           Equitable Relief.  It is hereby agreed and acknowledged by the parties that money damages may be an inadequate remedy for a failure to comply with any of the obligations imposed by this Release and that, in the event of any such failure, an aggrieved party shall, therefore, be entitled (in addition to any other remedy to which such party may be entitled at law or in equity) to injunctive relief, including specific performance, to enforce such obligations, without the posting of any bond, and if any action should be brought in equity to enforce any of the provisions of this Release, none of the parties shall raise the defense that there is an adequate remedy at Law.

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IN WITNESS WHEREOF, this Release has been duly executed and delivered by the undersigned to the Purchaser and the Sellers as of the date first above written.

[Signature Page to Purchaser Release]

Fintech Telecom, LLC
By: Fintech Advisory, Inc.
Its Managing Member

By: /s/ Erika Mouynes
Name: Erika Mouynes
Title: Authorized Person

By: /s/ Julio Rafael Rodriguez, Jr.
Name: Julio Rafael Rodriguez, Jr.
Title: Authorized Person

[Signature Page to Purchaser Release]

Telecom Italia S.p.A.

By: /s/ Andrea Balzarini
   Name: Andrea Balzarini
   Title: Authorized Representative

Telecom Italia International N.V.

By: /s/ Francesco S. Lobianco
   Name: Francesco S. Lobianco
   Title: Chief Executive Officer

[Signature Page to Purchaser Release]